Filed Pursuant to Rule 424(b)(3)
Registration No.  333-175776
PROSPECTUS SUPPLEMENT NO. 3
(to Prospectus dated August 15, 2011)

1,101,901 Shares of Common Stock

This prospectus supplement supplements the prospectus dated August 15, 2011 with respect to the resale from time to time of up to 4,407,603 shares of our common stock, no par value per share, which are held by the selling shareholder named in the prospectus. This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained and incorporated by reference in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2012 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

As disclosed in the Current Report, on February 15, 2012, we completed a 4:1 reverse stock split (the “Reverse Stock Split”) of our common stock, which became effective at 5:00 p.m., Eastern Standard Time. Upon the effectiveness of the Reverse Stock Split, every four shares of our issued and outstanding common stock were automatically combined into one issued and outstanding share of common stock. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of our common stock that were registered under the Registration Statement were automatically proportionately reduced as a result of the Reverse Stock Split. Accordingly, the 4,407,603 shares of our common stock originally registered under the Registration Statement have been reduced to 1,101,901.

The information attached to this prospectus supplement modifies and supersedes, in part, the information contained in the prospectus. Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the prospectus, except as modified or superseded by this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including all amendments and supplements thereto.

Our common stock is quoted on The NASDAQ Global Market under the symbol “EMKR”. On February 15, 2012, the last reported closing sale price of our common stock was $5.04 per share.
_________________________

Investing in our common stock involves a high degree of risk.  Before making any investment in our common stock, you should read and carefully consider the risks described in the section entitled “Risk Factors” beginning on page 3 of the prospectus.
_________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
_________________________

The date of this prospectus supplement is February 16, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 15, 2012
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

10420 Research Road, SE, Albuquerque, New Mexico 87123
Address of principal executive offices, including zip code

(505) 332-5000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 15, 2012, EMCORE Corporation (the “Company”) filed a Certificate of Amendment to its Restated Certificate of Incorporation (the “Certificate of Amendment”) with the New Jersey Secretary of State in order to effect the previously announced 4:1 reverse stock split (the “Reverse Stock Split”) and reduce the number of shares of the Company's common stock, no par value per share (the “Common Stock”), authorized under its Restated Certificate of Incorporation from 200 million to 50 million. The Certificate of Amendment was effective at 5:00 p.m., Eastern Standard Time, on February 15, 2012.

The Certificate of Amendment is attached as Exhibit 3.1 hereto and incorporated herein by reference.

ITEM 8.01    Other Events.

On February 16, 2012, the Company also announced that it had completed the Reverse Stock Split and that trading in the Common Stock on the NASDAQ Global Market on a split adjusted basis would begin at the opening of trading on February 16, 2012.

Further information may be found in the Company's press release announcing the completion of the Reverse Stock Split, which is attached as Exhibit 99.1 hereto and incorporated herein by reference.

ITEM 9.01     Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description
3.1	Certificate of Amendment of Restated Certificate of Incorporation of EMCORE Corporation, dated February 15, 2012.
99.1	Press Release, dated February 16, 2012, issued by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: February 16, 2012	By: /s/ Mark Weinswig Name: Mark Weinswig Title: Chief Financial Officer

Exhibit 3.1

Certificate of Amendment
of
Restated Certificate of Incorporation
of
EMCORE Corporation

Pursuant to the provisions of Section 14A:9-2 (4) and Section 14A:9-4 (3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Restated Certificate of Incorporation:

1. The name of the corporation is: “EMCORE Corporation”

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 14th day of June, 2011.

Resolved, that Article Fourth of the Restated Certificate of Incorporation be amended to read as follows:

“FOURTH: The total number of shares of Capital Stock of the Corporation shall be 55,882,352 shares of which:

A.	Of the Capital Stock, 50,000,000 shares shall consist of Common Stock which shall be entitled to one vote per share on all matters on which holders of the Common Stock shall be entitled to vote.

B.
Of the Capital Stock, 5,882,352 shares shall consist of Preferred Stock which may be divided into such classes and such series as shall be established from time to time by resolutions of the Board of Directors and filed as an amendment to this Restated Certificate of Incorporation, without any requirement of vote or class vote of shareholders. The Board of Directors shall have the right and power to establish and designate in any such Class or Series Resolution such priorities, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions as it shall determine.”

3. The number of shares outstanding at the time of the adoption of the amendment was: 92,894,521. The total number of shares entitled to vote thereon was: 88,364,768 shares of Common Stock..

4. The number of shares voting for and against such amendment is as follows:

Number of Shares Voting for Amendment: 52,715,679.

Number of Shares Voting Against Amendment : 16,504,400.

5. Upon this Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the New Jersey Business Corporation Act as provided in Section 6 below (the “Effective Time”), each share of common stock of the Corporation, no par value per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, shall without further action on the part of the Corporation or any holder of Old Common Stock automatically be reclassified as one-quarter of a share of Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from an after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Common Stock as equals the quotient obtained by dividing the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by four; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive upon surrender of such certificate a new certificate representing the number of shares of Common Stock into which the shares of Old Common Stock represented by such certificate have been reclassified pursuant hereto. In all cases, fractional shares resulting from the reclassification will be rounded up to the nearest whole share.

6. This Certificate of Amendment shall become effective at 5:00 p.m.. Eastern Standard Time on February 15, 2012, after it has been filed with the State of New Jersey.

BY: /s/ Hong Q. Hou

Hong Q. Hou, Ph.D.
Chief Executive Officer

Dated this 15th day of February, 2012

Exhibit 99.1
Press Release
EMCORE Completes Reverse Stock Split

ALBUQUERQUE, N.M., Feb. 16, 2012 -- EMCORE Corporation (Nasdaq: EMKR) (“EMCORE”), a leading provider of compound semiconductor-based components and subsystems for the fiber optic and solar power markets, announced today the effectiveness of its 4:1 reverse stock split (the “Reverse Stock Split”) of EMCORE common stock, which became effective at 5:00 p.m., Eastern Standard Time, on February 15, 2012. EMCORE's common stock will begin trading on the NASDAQ Global Market on a split adjusted basis at the opening of trading this morning under a new CUSIP number. EMCORE's Board of Directors approved the Reverse Stock Split in January 2012, following shareholder approval of the Reverse Stock Split on June 14, 2011.

As previously disclosed, upon effectiveness of the Reverse Stock Split, every four shares of issued and outstanding EMCORE common stock were automatically combined into one issued and outstanding share of common stock without any change in the par value per share or rights and preferences of our common stock. This reduced the number of issued and outstanding shares of EMCORE common stock from approximately 94.1 million to approximately 23.5 million. The number of authorized shares of our common stock was also proportionally reduced from 200 million to 50 million. Furthermore, proportional adjustments were made to EMCORE options, warrants and other securities entitling their holders to purchase shares of EMCORE common stock.

No fractional shares were issued in connection with the Reverse Stock Split. Instead, fractional shares which resulted from the Reverse Stock Split were rounded up to the nearest whole share, other than fractional shares under EMCORE's various equity incentive plans, which fractional shares were rounded to the nearest whole share. Additional information regarding the effects of the Reverse Stock Split may be found in EMCORE's definitive proxy statement filed with the Securities and Exchange Commission on May 5, 2011.

About EMCORE

EMCORE offers a broad portfolio of compound semiconductor-based products for the broadband, fiber optic, satellite and solar power markets. EMCORE's Fiber Optic segment offers optical components, subsystems and systems for high-speed data and telecommunications networks, cable television (CATV) and fiber-to-the-premise (FTTP), as well as specialty photonics technologies for defense and homeland security applications. EMCORE's Photovoltaic segment provides products for both satellite and terrestrial applications. For satellite applications, EMCORE offers high-efficiency Gallium Arsenide (GaAs) solar cells, Covered Interconnect Cells (CICs) and panels. For terrestrial applications, EMCORE is adapting its high-efficiency GaAs solar cells for use in solar concentrator systems. For further information about EMCORE, visit http://www.emcore.com.

Forward-looking statements:

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, any statement or implication regarding the implementation or anticipated benefits of the Reverse Stock Split. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair EMCORE's results of operations, business and financial condition. These risks and uncertainties include, but are not limited to, (a) the implementation of administrative matters related to the Reverse Stock Split, (b) the realization of any anticipated benefits of the Reverse Stock Split and (c) factors discussed in more detail under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in EMCORE's filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date hereof, and EMCORE undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Mark Weinswig
Chief Financial Officer
(505) 332-5000
investor@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com